UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 5, 2014 (April 29, 2014)

Merge Healthcare Incorporated
(Exact name of registrant as specified in its charter)

Delaware	001–33006	39-1600938
(State of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

350 North Orleans Street, 1st Floor
Chicago, Illinois 60654
(Address of principal executive offices, including zip code)

(312) 565-6868
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITVE AGREEMENT

Senior Credit Facility

On April 29, 2014, Merge Healthcare Incorporated (“Merge” or the “Company”) entered into a new senior secured credit facility consisting of a term loan in an aggregate principal amount of $235 million (the “Term Loan”) pursuant to a Credit Agreement (the “Credit Agreement”) by and among Merge, as Borrower, certain subsidiaries of Merge, as Subsidiary Guarantors, the lenders party thereto from time to time (the “Lenders”) and Guggenheim Corporate Funding, LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and as Lead Arranger and Collateral Agent.  On the closing date of the Credit Agreement (the “Closing Date”), Merge used the proceeds of the Term Loan to repay in full all outstanding indebtedness under its then existing credit facilities (the “Existing Credit Facilities”) as further discussed in Item 1.02 below, and to pay related fees and expenses.  The Term Loan has a term of 6 years.

Interest.  Borrowings under the Credit Agreement bear interest at a floating rate which can be, at the Company’s option, either (i) a LIBOR borrowing rate for a specified interest period plus an applicable margin or, (ii) an alternative base rate plus an applicable margin, subject to a LIBOR rate floor of 1.00% or a base rate floor of 2.00%, as applicable. The applicable margin for borrowings under the Credit Agreement is 6.00% per annum for LIBOR loans and 5.00% per annum for base rate loans.  If an event of default occurs under the Credit Agreement, the applicable interest rate will increase by 2.00% per annum during the continuance of such event of default.

Amortization.  The Term Loan will amortize in an annual amount equal to 5.00% of the principal amount of the Term Loan, payable in equal quarterly installments, with the remainder due on the maturity date of the Term Loan.

Prepayments.  The Company may voluntarily prepay any borrowing under the Credit Agreement at any time, subject to certain minimum prepayment requirements, the payment of customary “breakage” costs with respect to LIBOR loans and, in certain cases, the payment of a prepayment premium as described below.  The Company is required to prepay its outstanding borrowings under the Credit Agreement, subject to certain exceptions and limitations, with (i) the net cash proceeds received from certain asset sales in excess of $1 million (subject to certain reinvestment provisions), casualty and condemnation events in excess of $1 million (subject to certain reinvestment provisions) and certain issuances of debt or certain disqualified capital stock and (ii) 75% of the excess cash flow (which percentage shall be reduced to 50% and to 25% upon the achievement of certain total leverage ratios) of the Company for the prior fiscal year (or, in the case of fiscal year 2014, for the period beginning on July 1, 2014 and ending on December 31, 2014), less voluntary prepayments made by the Company during such fiscal year, provided that no such excess cash flow prepayment is required to the extent such prepayment would cause the aggregate amount of cash and cash equivalents of the Company and amounts available to be drawn by the Company under revolving credit lines to be less than $20 million.  Any (i) voluntary prepayment under the Credit Agreement (including pursuant to a refinancing of the Term Loan), (ii) prepayment upon a change in control of Merge, (iii) mandatory prepayment with that portion of the net cash proceeds received by the Company from one or more asset sales in excess of $100 million in the aggregate during the term of the Credit Agreement, (iv) mandatory prepayment with the net cash proceeds received by the Company from certain issuances of debt or certain disqualified capital stock (other than in connection with an equity cure under the Credit Agreement) and (v) repricing transaction that reduces the effective yield of the Term Loan, in each case, made on or before the third anniversary of the Closing Date, will require the Company to pay a prepayment premium of (a) 6.00% of the principal amount of any such prepayment or repricing made on or before the first anniversary of the Closing Date, (b) 3.00% of the principal amount of any such prepayment or repricing made after the first anniversary, but on or before the second anniversary, of the Closing Date or (c) 1.00% of the principal amount of any such prepayment or repricing made after the second anniversary, but on or before the third anniversary, of the Closing Date.

Guarantees and Collateral.  The Company’s obligations under the Credit Agreement are guaranteed by all of Merge’s current domestic subsidiaries (together with Merge, collectively, the “Loan Parties”) and future direct and indirect material subsidiaries of Merge (the “Subsidiary Guarantors”) (other than subsidiaries that are controlled foreign corporations as defined in Section 957 of the Internal Revenue Code of 1986, as amended).  The Company’s obligations under the Credit Agreement and the related loan documents are secured by first priority perfected liens on substantially all of the assets of the Loan Parties, other than 35% of the voting equity interests in their direct foreign subsidiaries and certain exceptions set forth in the Security Agreement, dated as of April 29, 2014 (the “Security Agreement”), among the Loan Parties and Guggenheim Corporate Funding, LLC, as Collateral Agent, and the other related loan documents.

Covenants:  The Credit Agreement includes financial covenants that require the Company to maintain: (i) a total leverage ratio, initially, of not more than 6.50 to 1.00 as of the end of the first quarter of 2015 and decreasing to 5.00 to 1.00 by the end of the second quarter of 2017 and (ii) an interest coverage ratio, initially, of not less than 2.150:1.00 and increasing to 2.750:1.00 by the end of the second quarter of 2017.  The Credit Agreement also includes representations, affirmative covenants and other negative covenants that are customary for credit facilities of this type, including covenants that, subject to exceptions described in the Credit Agreement, restrict the ability of Merge and its subsidiaries to: (i) incur additional indebtedness; (ii) make investments; (iii) make distributions, loans or transfers of assets; (iv) enter into, create, incur, assume or suffer to exist any liens; (v) sell assets; (vi) enter into transactions with affiliates; (vii) merge or consolidate with, or dispose of all or substantially all assets to, a third party; (viii) make acquisitions; (ix) prepay indebtedness; and (x) pay dividends.

Events of Default:  The Credit Agreement also includes customary events of default, including payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-default to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA events, certain change of control events and other customary events of default. The events of default are subject to certain exceptions and cure rights.

Incremental Loans.  The Credit Agreement provides that Merge may from time to time obtain increased commitments for increases in the Term Loan and/or a new revolving credit facility (the “Incremental Revolving Credit Facility”) (i) in an aggregate principal amount for any Incremental Revolving Credit Facility and all such increases of the Term Loan then in effect, as would not, after giving effect to any such Incremental Revolving Credit Facility or increase, (A) cause the Company’s total leverage ratio to exceed 4.25 to 1.00 or (B) exceed $25 million in the aggregate for all such increases if the Company’s total leverage ratio is greater than 4.25:1.00 but less than or equal to 6.00:1.00, and (ii) in an aggregate principal amount for any Incremental Revolving Credit Facility not to exceed $10 million.  Any such increase in the Term Loan or addition of an Incremental Revolving Credit Facility under the Credit Agreement is subject to, among other conditions, (a) the Company’s total leverage ratio after giving effect to any such increase being less than or equal to 6.00:1.00, (b) the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) and (c) all other terms and conditions with respect to such increase being reasonably acceptable to the Administrative Agent.  Merge may only use the proceeds of any increases in the Term Loan or any Incremental Revolving Credit Facility for permitted acquisitions and fees and expenses incurred in connection therewith.

The foregoing descriptions of the Credit Agreement and the Security Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of each agreement, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On April 29, 2014, as further discussed in Item 1.01 above, the Company used the proceeds of the Term Loan to repay in full all outstanding indebtedness under the Existing Credit Facilities, which were governed by the Credit Agreement, dated as of April 23, 2013, by and among the Company, certain subsidiaries of the Company, as subsidiary guarantors, the lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent and collateral agent, and Bank of America, N.A., as Swingline Lender and Issuing Bank (as amended to date, the “Prior Credit Agreement”). The Prior Credit Agreement and the other loan documents related thereto were terminated upon repayment of the outstanding indebtedness under the Prior Credit Agreement.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

As described above in Item 1.01, on April 29, 2014, Merge entered into a new Credit Agreement.  The information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit 10.1
Credit Agreement, dated as of April 29, 2014, among Merge Healthcare Incorporated, as Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto from time to time and Guggenheim Corporate Funding, LLC, as Lead Arranger, Book Runner, Administrative Agent and Collateral Agent.

Exhibit 10.2
Security Agreement, dated as of April 29, 2014, among Merge Healthcare Incorporated, the subsidiaries of Merge Healthcare Incorporated party thereto and Guggenheim Corporate Funding, LLC, as Collateral Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERGE HEALTHCARE INCORPORATED
(Registrant)

Date: May 5, 2013	By:	/s/ Justin C. Dearborn
	Name:	Justin C. Dearborn
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1
Credit Agreement, dated as of April 29, 2014, among Merge Healthcare Incorporated, as Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto from time to time and Guggenheim Corporate Funding, LLC, as Lead Arranger, Book Runner, Administrative Agent and Collateral Agent.

Exhibit 10.2
Security Agreement, dated as of April 29, 2014, among Merge Healthcare Incorporated, the subsidiaries of Merge Healthcare Incorporated party thereto and Guggenheim Corporate Funding, LLC, as Collateral Agent.